GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”);

WHEREAS, Presight Sensei Co-Invest Fund, L.P., a Delaware limited partnership, Presight Sensei Co-Invest Management, L.L.C., a Delaware limited liability company, Apeiron Investment Group, Ltd. (“Apeiron”), a Malta private limited company, Christian Angermayer, Apeiron SICAV Ltd. - Presight Capital Fund ONE, a Malta private limited company, and Altarius Asset Management Ltd., a Malta private limited company (collectively, the “Group”) wish to form a group for the purpose of working together to enhance shareholder value at the Company, and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 21st day of November 2022 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the members of the Group agree to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, if applicable. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       For so long as this Agreement is in effect, (i) no party shall, without the prior consent of Apeiron, (x) sell any securities of the Company, or dispose of or otherwise decrease its beneficial ownership over securities of the Company, or (y) buy, or obtain beneficial ownership over, any securities of the Company if, as a result of such action, the Group would beneficially own more than 14.9% of the Company's common stock, and (ii) each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than four (4) hours after each such transaction, of (x) any of their purchases or sales of securities of the Company or (y) any securities of the Company over which they acquire or dispose of beneficial ownership; provided, however, that each party agrees not to purchase or sell securities of the Company or otherwise increase or decrease its economic exposure to or beneficial ownership over the securities of the Company if it reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without using its reasonable efforts to give the other members of the Group who will be a party to such filing at least twelve (12) hours prior written notice. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the purpose of working together to enhance shareholder value at the Company, including taking such actions as the parties deem necessary or advisable to achieve the foregoing, which may include seeking representation on the Board of Directors of the Company at the 2023 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof).

4.       Each of the undersigned agrees that any SEC filing, press release, public shareholder communication or Company communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be at the direction of Apeiron or otherwise first approved by Apeiron or its representatives.

5.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Section 2, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such purchases and/or sales are made in compliance with the terms of this Agreement and all applicable securities laws.

6.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.       This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

8.       The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Sections 7 and 8, which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Any party hereto may terminate his or its obligations under this Agreement immediately upon written notice to all other parties, with a copy by fax or email to Kenneth Mantel at Olshan: Fax No. (212) 451-2222; email: kmantel@olshanlaw.com.

9.       Each party acknowledges that Olshan shall act as counsel for both the Group and Apeiron and its affiliates relating to their investment in the Company.

10.       The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

11.       Each of the undersigned Parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

Presight Sensei Co-Invest Fund, L.P.

By:	Presight Sensei Co-Invest Management, L.L.C., its general partner

By:	Apeiron Investment Group Ltd., its managing member

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

Presight Sensei Co-Invest Management, L.L.C.

By:	Apeiron Investment Group Ltd., its managing member

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

Apeiron Investment Group Ltd.

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

/s/ Christian Angermayer
Christian Angermayer

Apeiron SICAV Ltd. - Presight Capital Fund ONE

By:	/s/ Heinz Daxl
	Name:	Heinz Daxl
	Title:	Director

Altarius Asset Management Ltd.

By:	/s/ Heinz Daxl
	Name:	Heinz Daxl
	Title:	Director